Exhibit 10.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA
200 West Street
New York, New York  10282-2198

PERSONAL AND CONFIDENTIAL

July 18, 2014

Steel Dynamics, Inc.
7575 West Jefferson Blvd.
Fort Wayne, IN 46804

Attention:  Theresa Wagler

Project Yankee
Commitment Letter
$1,000,000,000 Senior Unsecured Bridge Facilities

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs”) is pleased to confirm the arrangements under which it (i) is exclusively authorized by Steel Dynamics, Inc. (the “Borrower”) to act as lead left arranger, bookrunner and syndication agent in connection with, (ii) is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iii) commits to provide the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”).

You have informed us that the Borrower intends to acquire (the “Acquisition”) Severstal Columbus, LLC (together with its subsidiaries, the “Acquired Business”) from Severstal Columbus Holdings, LLC (the “Seller”).  You have also informed us that the Acquisition and related working capital requirements of the Borrower and the Acquired Business after consummation of the Acquisition will be financed from the following sources:

•                  the issuance by the Borrower of $500.0 million of seven-year high yield securities and $500.0 million of ten-year high yield securities (collectively, the “Notes”) pursuant to registered public offerings or Rule 144A or other private placements (the “Notes Offering”) or, in the event some or all of the Notes are unable to be issued at the time the Acquisition is consummated, borrowings by the Borrower of tranche A senior unsecured bridge loans in an aggregate principal amount of $500.0 million (the “Tranche A Bridge Loans”) and tranche B senior unsecured bridge loans in an aggregate principal amount of $500.0 million (the “Tranche B Bridge Loans” and together with the Tranche A Bridge Loans, the “Bridge Loans”), in each case, less the gross proceeds from the sale of Notes or other Permanent Debt (as defined in the Fee Letter) issued prior to that time (the “Bridge Facilities”) having the terms set forth on Annex B; and

•                  (i) a cash contribution by the Borrower from cash on hand toward the purchase price with respect to the Acquired Business in an amount not less than $300.0 million (the “Equity Contribution”) and (ii) drawings under the Borrower’s existing revolving credit facility pursuant to the Existing

Credit Agreement (as defined in Annex B) (the “Existing Revolving Facility”), and with respect to the Acquisition, in an amount up to $400.0 million.

1.                                      Commitment; Titles and Roles.

Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as lead left arranger, bookrunner and syndication agent in connection with the Bridge Facilities.  Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as administrative agent (the “Administrative Agent”) for the Bridge Facilities.  Goldman Sachs is pleased to commit to provide the Borrower the full $1,000.0 million of the Bridge Loans, on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below).  Our fees for our commitment and for services related to the Bridge Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and Goldman Sachs on the date hereof.

2.                                      Conditions Precedent.

Goldman Sachs’ commitments and agreements are subject to there not having occurred, since December 31, 2013 (the date of the most recent audited financial statements for the Acquired Business furnished by the Borrower to Goldman Sachs), any event that has resulted in or could reasonably be expected to result in a Company Material Adverse Effect (as hereinafter defined).  As used herein, “Company Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence, state of facts or development that individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of the Acquired Business, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any adverse change attributable to the execution of the Acquisition Agreement, the disclosure or consummation of the transactions contemplated by the Acquisition Agreement, the taking of any action contemplated thereby or the identity of the Borrower, other than with respect to any matters contemplated by Section 2.04(c) of the Acquisition Agreement, (ii) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Acquired Business operates, (iii) changes in, or effects arising from or relating to, national or international political or social conditions, (iv) changes in, or effects arising from or relating to, financial, banking, or securities markets, (v) changes in, or effects arising from or relating to changes in GAAP or Laws, (vi) changes or effects arising from or relating to any seasonal fluctuations in the business, (vii) any failure, in and of itself, of the Acquired Business to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (but the event, circumstance or change underlying such failures shall not be excluded), or (vi) any action or inaction by the Borrower; provided, however, that any such adverse effect described in the preceding clauses (ii) through (vi) shall be excluded only to the extent that such adverse effect does not disproportionately adversely affect the Acquired Business, taken as a whole, relative to other Persons engaged in the industries in which the Acquired Business operates.  Capitalized terms used in the previous sentence and not otherwise defined herein shall have the respective meanings ascribed thereto in the Acquisition Agreement.  Goldman Sachs’ commitments and agreements are also subject to the execution and delivery of appropriate definitive loan documents relating to the Bridge Facilities including, without limitation, (a) a bridge loan agreement, (b) guarantees, (c) opinions of counsel and (d) other related definitive documents (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise reasonably acceptable to Goldman Sachs and you.  In addition, Goldman Sachs’ commitments are conditioned upon and made subject to the Borrower having engaged one or more investment and/or commercial banks satisfactory to Goldman Sachs (collectively, the “Financial Institution”) on terms and conditions satisfactory to Goldman Sachs, as required under the terms of, and for the purposes set forth in, the Fee Letter.

2

Notwithstanding anything in this Commitment Letter to the contrary, (a) (i) the only representations relating to the Acquired Business the accuracy of which will be a condition to the availability of the Bridge Facilities on the Closing Date will be the representations made by or with respect to the Acquired Business in the Acquisition Agreement (as defined in Annex C) as are material to the interests of the Lenders (as defined in Annex B) and Goldman Sachs (but only to the extent that the Borrower or its affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (the “Acquisition Agreement Representations”) and (ii) the only representations relating to the Borrower the accuracy of which will be a condition to the availability of the Bridge Facilities on the Closing Date will be the Specified Representations (as defined below), and (b) the terms of the documentation for the Bridge Facilities will be such that they do not impair the availability of the Bridge Facilities on the Closing Date if the conditions set forth herein and in Annex C hereto are satisfied.  Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (subject to the terms and conditions set forth herein) and to negotiate in good faith the documentation for the Bridge Facilities consistent with this Commitment Letter.  As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Bridge Facilities; due execution, delivery and enforceability of such documentation; solvency; no conflicts with material laws, charter documents or any agreement governing indebtedness of the Borrower in an aggregate principal amount greater than $50.0 million (including the Existing Credit Agreement, the Notes (if any) and the indentures governing the Borrower’s existing debt securities); Federal Reserve margin regulations; the Investment Company Act; OFAC and FCPA (with respect to the proceeds of the Bridge Facilities only); the PATRIOT Act and other anti-terrorism laws; and status of the Bridge Facilities and the Guarantees (as defined in Annex B) as senior debt.

3.                                      Syndication.

Goldman Sachs intends and reserves the right to syndicate the committed Bridge Facilities to the Lenders.  Goldman Sachs will select the Lenders after consultation with the Borrower.  Goldman Sachs will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to Goldman Sachs pursuant to the terms of this Commitment Letter and the Fee Letter.  Goldman Sachs will determine the final commitment allocations and will notify the Borrower of such determinations.  The Borrower agrees to use all commercially reasonable efforts to ensure that Goldman Sachs’ syndication efforts benefit from the existing lending relationships of the Borrower, the Acquired Business and their respective subsidiaries.  To facilitate an orderly and successful syndication of the Bridge Facilities, you agree that, until the earlier of the termination of the syndication as determined by Goldman Sachs (including as a result of the issuance of permanent debt securities in an amount not less than $1,000.0 million) and 90 days following the date of initial funding under the Bridge Facilities, the Borrower will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt or equity security of the Borrower or any of its subsidiaries or affiliates (other than (i) the Bridge Facilities, (ii) the Notes (or other Permanent Debt (as defined in the Fee Letter)), (iii) other indebtedness contemplated hereby to remain outstanding after the Closing Date and (iv) replacements, extensions and renewals of (x) the Existing Credit Agreement in an amount not to exceed the aggregate principal amount outstanding, together with all commitments thereunder, on the date hereof and (y) other existing indebtedness that matures within one year of the date hereof, capital lease, purchase money and equipment financings in the ordinary course and any other indebtedness permitted to be existing or be incurred or outstanding without any consent from you or your affiliates under the Acquisition Agreement

3

as in effect on the date hereof), including any renewals or refinancings of any existing debt facility or debt security (other than as set forth in clauses (i) through (iv) above), without the prior written consent of Goldman Sachs.

The Borrower agrees to cooperate with Goldman Sachs and agrees to use commercially reasonable efforts to obtain contractual undertakings from the Seller to cooperate with Goldman Sachs, in connection with (i) the preparation by the Borrower of one or more information packages for each of the Bridge Facilities regarding the business, operations, financial projections and prospects of the Borrower and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower or the Acquired Business deemed reasonably necessary by Goldman Sachs to complete the syndication of the Bridge Facilities including, without limitation, obtaining or maintaining, as applicable, (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) and (c) a public credit rating for each of the Bridge Facilities and the Notes from each of Moody’s and S&P prior to the launch of general syndication, and (ii) the presentation of one or more information packages for each of the Bridge Facilities acceptable in format and content to Goldman Sachs (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Bridge Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower, the Seller and the Acquired Business with prospective Lenders and participation of such persons in meetings).  The Borrower further agrees that Goldman Sachs shall have been afforded a period of at least 10 consecutive business days following the launch of the general syndication of the Bridge Facilities to syndicate the Bridge Facilities prior to the Closing Date; provided, that such period shall (i) either conclude prior to August 16, 2014 or commence after September 1, 2014, (ii) either conclude prior to December 19, 2014 or commence after January 4, 2015, and (iii) exclude November 26, 2014 through and including November 30, 2014.  The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered to Goldman Sachs in connection therewith (collectively, the “Information”) and acknowledges that Goldman Sachs will be using and relying upon the Information without independent verification thereof.  The Borrower agrees that Information regarding the Bridge Facilities and Information provided by the Borrower, the Seller, the Acquired Business or their respective representatives to Goldman Sachs in connection with the Bridge Facilities (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facilities or otherwise, in accordance with Goldman Sachs’ standard syndication practices, and you acknowledge that neither Goldman Sachs nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, customary authorization letters to Goldman Sachs authorizing the distribution of the Information to prospective Lenders.  The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”).  At the request of Goldman Sachs, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Information does not contain Private-Side

4

Information.  “Private-Side Information” means material non-public information (for purposes of United States federal, state or other applicable securities laws) concerning the Borrower, the Acquired Business or their respective subsidiaries or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information.  The information to be included in the additional version of the Confidential Information Memorandum and the Lender Presentation will be substantially consistent with the information included in any offering memorandum for the offering for the Notes.  In addition, the Borrower will clearly designate as such all Information provided to Goldman Sachs by or on behalf of the Borrower or the Acquired Business which contains exclusively Public-Side Information.  The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders): (a) drafts and final versions of the Loan Documents; (b) term sheets and notification of changes in the terms of the Bridge Facilities and (c) administrative materials prepared by Goldman Sachs for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda).

It is further understood and agreed that the results of Goldman Sachs’ general syndication efforts with respect to the Bridge Facilities shall not reduce, limit or otherwise negatively impact Goldman Sachs’ commitment to fund the Bridge Facilities in accordance with Section 1 hereof.

4.                                      Information.

The Borrower represents and covenants that (i) all Information (other than financial projections) provided directly or indirectly to Goldman Sachs or the Lenders in connection with the transactions contemplated hereunder by the Borrower concerning the Borrower or the Acquired Business is and will be, when taken as a whole, complete and correct in all material respects (it being understood that prior to the Acquisition, with respect to the Acquired Business and its representatives, such representations may be to the best of the Borrower’s knowledge) and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the financial projections that have been or will be made available to Goldman Sachs or the Lenders by or on behalf of the Seller, the Acquired Business or the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to Goldman Sachs or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the later of (i) the Closing Date and (ii) the termination of the syndication of the Bridge Facilities as determined by Goldman Sachs, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.  In arranging and syndicating the Bridge Facilities, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof.  We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, the Seller, the Acquired Business or any other party or to advise or opine on any related solvency issues.

5.                                      Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification.  The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

5

6.                                      Assignments.

This Commitment Letter may not be assigned by you (other than to a wholly owned subsidiary formed by you for the purpose of consummating the Acquisition) without the prior written consent of Goldman Sachs (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of Goldman Sachs and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Goldman Sachs may assign its commitments and agreements in respect of the Bridge Facilities hereunder, in whole or in part, to any of its affiliates and, as provided above, to any Lender prior to the Closing Date; provided that, notwithstanding the foregoing or anything else to the contrary contained herein (a) Goldman Sachs shall not be relieved or novated from its obligations hereunder (including its obligation to fund the Bridge Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facilities, including its commitments in respect thereof, until the initial funding of the Bridge Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of Goldman Sachs’ commitments in respect of the Bridge Facilities until the initial funding of the Bridge Facilities on the Closing Date, (c) Goldman Sachs shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred and (d) Goldman Sachs may assign or participate out its commitments hereunder, in whole or in part, to any of its affiliates under common control.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.                                      Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, Goldman Sachs in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to Goldman Sachs, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of the Bridge Facilities and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business and the Seller to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business’s and the Seller’s respective officers, directors, agents and advisors who are directly involved in the consideration of the Bridge Facilities to the extent such persons agree to hold the same in confidence (provided that any disclosure of the Fee Letter or its terms or substance to the Seller, the Acquired Business or their respective officers, directors, agents and advisors shall be redacted in a manner satisfactory to Goldman Sachs), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iv) the information contained in Annex B, in any prospectus or other offering memorandum relating to the Notes, and (v) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with Goldman Sachs.

6

8.                                      Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, Goldman Sachs (together with its affiliates, “GS”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of their various business activities, GS and funds or other entities in which GS invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers.  In addition, GS may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.  Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates.  In addition, GS may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.  The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor.  Although GS in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Goldman Sachs or its affiliates are, or may at any time be, (a) a counterparty (in such capacities, the “Derivative Counterparties”) to the Borrower, the Seller or the Acquired Business and/or any of their respective subsidiaries with respect to one or more agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower, the Seller or the Acquired Business (collectively, the “Derivatives”) or (b) a lender under that certain Amended and Restated Credit Agreement dated as of September 29, 2011 among the Borrower, the lenders from time to time party thereto, PNC Bank, National Association, as Collateral Agent and Administrative Agent, and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (in such capacity, an “Existing Lender”).  The Borrower acknowledges and agrees for itself and its subsidiaries that each Derivative Counterparty (a) will be acting for its own account as principal in connection with the Derivatives, (b) will be under no obligation or duty as a result of Goldman Sachs’ role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action, or exercising any rights or remedies, that such Derivative Counterparty may be entitled to take or exercise in respect of the applicable Derivatives and (c) may manage its exposure to the Derivatives without regard to Goldman Sachs’ role hereunder.  The Borrower further acknowledges and agrees for itself and its subsidiaries that the Existing Lender (a) will be acting for its own account as principal in connection with the existing facilities, (b) will be under no obligation or duty as a result of Goldman Sachs’ role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that the

7

Existing Lender may be entitled to take or exercise in respect of the existing facilities and (c) may manage its exposure to the existing facilities without regard to Goldman Sachs’ role hereunder.

Consistent with GS’s policies to hold in confidence the affairs of its customers, GS will not furnish or disclose confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers.  Furthermore, you acknowledge that neither GS nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

GS may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates.  You agree that GS will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Borrower, its equity holders or its affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between GS, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) GS has not assumed an advisory (other than the advisory role specified below) or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether GS has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) GS is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that GS has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.  As you know, Goldman, Sachs & Co. has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition.  You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.  In addition, Goldman Sachs may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to Goldman Sachs hereunder.

In addition, please note that GS does not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax

8

treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.                                      Miscellaneous.

Goldman Sachs’ commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement and (iii) April 18, 2015, unless the closing of (a) the Notes Offering or (b) the Bridge Loans, as applicable, on the terms and subject to the conditions contained herein, has been consummated on or before such date.  In addition, Goldman Sachs’ commitment hereunder to provide and arrange Bridge Loans will terminate to the extent of the issuance of the Notes or other Permanent Debt (in escrow or otherwise).

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof other than any provision therein that expressly terminates upon execution of the definitive Loan Documents) and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.  The provisions set forth in the Fee Letter and under Sections 5 (including Annex A) and 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or Goldman Sachs’ commitments and agreements hereunder.

The Borrower for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or Goldman Sachs’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either Goldman Sachs’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  The Borrower for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, that, notwithstanding the foregoing and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have the right to terminate (or decline to perform) your obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles or conflicts of laws thereof.

Goldman Sachs hereby notifies the Borrower and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) that Goldman Sachs and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex B), which information includes

9

the name and address of the Borrower and each of the Guarantors and other information that will allow Goldman Sachs and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for Goldman Sachs and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facilities.

[Remainder of page intentionally left blank]

10

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Goldman Sachs the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before the close of business on July 21, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Charles D. Johnston
Authorized Signatory

Project Yankee — Commitment Letter

ACCEPTED AND AGREED AS OF July 18, 2014:

STEEL DYNAMICS, INC.

By:	/s/ Theresa E. Wagler
Name:	Theresa E. Wagler
Title:	Executive Vice President and
Chief Financial Officer

Project Yankee — Commitment Letter

ANNEX A

In the event that Goldman Sachs becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Borrower agrees to periodically reimburse Goldman Sachs for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Borrower also agrees to indemnify and hold Goldman Sachs harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Goldman Sachs in performing the services that are the subject of the Letters.  If for any reason the foregoing indemnification is unavailable to Goldman Sachs or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by Goldman Sachs as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of Goldman Sachs and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of Goldman Sachs and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, Goldman Sachs, any such affiliate and any such person.  The Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.  The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-1

ANNEX B

Steel Dynamics, Inc.

Summary of the Tranche A Bridge Loans and Tranche B Bridge Loans

This Summary outlines certain terms of the Bridge Loans referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Steel Dynamics, Inc. (the “Borrower”).

Guarantors:

Each of the Borrower’s existing and subsequently acquired or organized domestic subsidiaries (including, without limitation, the Acquired Business) of the Borrower other than the Excluded Subsidiaries (as defined in the Existing Credit Agreement) (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Bridge Facilities. The Guarantors shall be the same guarantors that guarantee the Existing Credit Facilities..

Purpose/Use of Proceeds:	The proceeds of the Bridge Facilities will be used to fund, in part, the Acquisition and paying fees, commissions and expenses in connection with the Acquisition.

Lead Arranger,
Bookrunner and
Syndication Agent:	Goldman Sachs Bank USA (“Goldman Sachs” in its capacities as the Lead Left Arranger, Bookrunner and Syndication Agent, the “Arranger”).

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	Goldman Sachs and/or other financial institutions selected by Goldman Sachs in consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”).

Amounts of Bridge Loans:

$500.0 million in aggregate principal amount of Tranche A senior unsecured bridge loans, less the amount of gross proceeds from any sale of Tranche A Notes (or other Tranche A Permanent Debt (as defined in the Fee Letter)) received on or prior to the Closing Date (the “Tranche A Bridge Facility” and the loans thereunder, the “Tranche A Bridge Loans”).

$500.0 million in aggregate principal amount of Tranche B senior unsecured bridge loans, less the amount of gross proceeds from any sale of Tranche B Notes (or other Tranche B Permanent Debt (as defined in the Fee Letter)) received on or prior to the Closing Date (the “Tranche B Bridge Facility” and the loans thereunder, the “Tranche B Bridge Loans”; the Tranche A Bridge Facility and the Tranche B Bridge Facility are referred to herein as the “Bridge Facilities”; and the Tranche A Bridge Loans and the Tranche B Bridge Loans are referred to herein as the “Bridge Loans”).

Annex B-1

Availability:	A single draw may be made under each Bridge Facility on the Closing Date.

Closing Date:	The date on which the borrowing under each Bridge Facility is made (the “Closing Date”).

Existing Credit Agreement:

The Amended and Restated Credit Agreement dated as of September 29, 2011 among the Borrower, the lenders from time to time party thereto, PNC Bank, National Association, as Collateral Agent and Administrative Agent, and the other parties thereto (as in effect on the date hereof, the “Existing Credit Agreement” and the loans and commitments thereunder, the “Existing Credit Facilities”).

Ranking:

The Bridge Loans, the Guarantee and all obligations with respect thereto will be unsecured and rank pari passu in right of payment with all other senior unsecured indebtedness and guarantees of such indebtedness of the Borrower and its subsidiaries (including, without limitation, the Acquired Business), if any.

Maturity:

The Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). At any time and from time to time, on or after the first anniversary of the Closing Date, upon reasonable prior written notice and in a minimum principal amount of at least $25.0 million in the aggregate principal amount of Tranche A Exchange Notes and/or $25.0 million in the aggregate principal amount of Tranche B Exchange Notes, as applicable, the Tranche A Bridge Loans or the Tranche B Bridge Loans, as applicable, may be exchanged (each such exchange, an “Exchange”), in whole or in part, at the option of the applicable Lender, for Senior Tranche A Exchange Notes or Senior Tranche B Exchange Notes (collectively, the “Exchange Notes”), as applicable, in a principal amount equal to the principal amount of the Bridge Loans so exchanged and having the maturity date set forth in Exhibit 1 to this Annex B. Each Exchange shall be made pursuant to surrender and issuance arrangements to be set forth in the definitive documents for the Bridge Loans and each holder of Bridge Loans requesting such an exchange shall be required to make customary representations and warranties in connection therewith, all in form and substance, reasonably satisfactory to the Arranger, the Administrative Agent and Borrower.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex B.

Interest Rate:

Until the earlier of (i) the first anniversary of the Closing Date and (ii) the occurrence of a Demand Failure Event (as defined in the Fee Letter) (such earlier date, the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (i) for the first three-month period commencing on the Closing Date, (A) the Tranche A Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate, plus 400 basis points and (B) the

Annex B-2

Tranche B Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate, plus 437.5 basis points (collectively, the “LIBOR Rate”), and (ii) thereafter, interest on the Bridge Loans will be payable at a floating per annum rate equal to the greater of the following, reset at the beginning of each subsequent three-month period: (A) the applicable LIBOR Rate as of such reset date, and (B) the interest rate applicable during the prior three-month period, in each case plus the Spread. The “Spread” will initially be 50 basis points (commencing three months after the Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the (x) Tranche A Bridge Loans exceed the Tranche A Total Cap (as defined in the Fee Letter) and (y) the Tranche B Bridge Loans exceed the Tranche B Total Cap (as defined in the Fee Letter), in each case, then in effect (plus default interest, if any).

From and after the Conversion Date, the (x) the Tranche A Bridge Loans will bear interest at a fixed rate equal to the Tranche A Total Cap and (y) the Tranche B Bridge Loans will bear interest at a fixed rate equal to the Tranche B Total Cap (in each case plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.

As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to a reserve adjusted Eurodollar Rate “floor” of 1.00%.

After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Mandatory Prepayment:

Prior to the Conversion Date, the net proceeds to the Borrower or any subsidiary of the Borrower (including, without limitation, the Acquired Business) from (a) any direct or indirect public offering or private placement of any debt or equity securities (other than issuances pursuant to employee stock plans), (b) any future bank borrowings other than under the Existing Credit Facilities as in effect on the Closing Date (or any replacement credit facilities) and (c) any future asset sales or receipt of insurance proceeds, subject to the required prepayment of any amount then outstanding under the

Annex B-3

Existing Credit Facilities (or any replacement credit facilities) in respect of such insurance proceeds (subject to certain ordinary course exceptions) will be used to repay the Bridge Loans, in each case, at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment; provided that in the case of an issuance of Permanent Debt to any Lender (or any of its affiliates) or any person to whom a Lender participated an interest in the Bridge Loans (or any of such participant’s affiliates) (such Lenders, participants and affiliates, “Specified Bridge Parties”), the net cash proceeds received by the Borrower and its subsidiaries in respect of such Permanent Debt acquired by such Specified Bridge Parties may, at the option of such Specified Bridge Party, be applied first to prepay the Bridge Loans of such Specified Bridge Party prior to being applied to prepay the Bridge Loans held by other Lenders on a pro rata basis.

From and after the Conversion Date, the mandatory prepayment provisions in the definitive documentation governing the Bridge Loans (the “Bridge Loan Agreement”) will be automatically amended to require that the Borrower prepay the outstanding Bridge Loans, on a pro rata basis, at par plus accrued interest to the date of prepayment with the proceeds of any future asset sales with such proceeds, certain ordinary course exceptions and customary reinvestment rights within 365 days); provided that, each holder of Bridge Loans may elect to reject its pro rata share of such prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the first anniversary of the Closing Date.

Change of Control:

Upon the occurrence of a Change of Control (to be defined in a mutually agreed upon manner), the Borrower will be required to prepay in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment, plus with respect to any Bridge Loans so prepaid on or after the Conversion Date, a 1.0% prepayment premium. From and after the Conversion Date, each holder of Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:

Prior to the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 30 days prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (a) with respect to the Tranche A

Annex B-4

Bridge Facility (i) a make-whole premium based on the applicable treasury rate plus 50 basis points during the first three years following the Closing Date and (ii) three-quarters of the interest rate on the Tranche A Bridge Loans in year four following the Closing Date declining ratably on each subsequent anniversary of the Closing Date to zero two years prior to the maturity of the Tranche A Bridge Loans and (b) with respect to the Tranche B Bridge Facility, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points during the first five years following the Closing Date and (ii) one-half of the interest rate on the Tranche B Bridge Loans in year six following the Closing Date declining ratably on each subsequent anniversary of the Closing Date to zero two years prior to the maturity of the Tranche B Bridge Loans.

The Borrower may not make any optional prepayment of Bridge Loans (i) during the period commencing on the date of a Permanent Debt Notice (as defined in the Fee Letter) and ending upon the earliest of (x) the consummation of an issuance or incurrence of Permanent Debt in accordance with such Permanent Debt Notice, (y) the withdrawal or termination of such Permanent Debt Notice and (z) the first business day following the Conversion Date or (ii) to the extent that the holder thereof has given notice to the Borrower of its intent to elect to exchange Bridge Loans for Exchange Notes during the period commencing on the delivery of the related notice and ending upon the withdrawal of such notice or the consummation of the exchange of such holder’s Bridge Loans for Exchange Notes.

Representations and
Warranties:

The Bridge Loan Agreement shall contain the following representations and warranties by the Borrower (with respect to the Borrower and its subsidiaries): due organization and valid existence; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; no conflicts; governmental consents; historical and projected financial condition; absence of material litigation; payment of taxes and other tax matters; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; solvency; compliance with laws; full disclosure; Patriot Act and other related matters; insurance; existing indebtedness; existing liens; existing investments; intellectual property; and use of proceeds.

Covenants:	The Bridge Loan Agreement shall contain the following covenants by the Borrower (with respect to the Borrower and its subsidiaries):

- financial covenants:	none;

- affirmative covenants:

consistent with the Existing Credit Agreement, except that the Bridge Loan Agreement shall also include: compliance with the Commitment Letter, Fee Letter and the engagement letter dated the date hereof

Annex B-5

between the Borrower and the Financial Institution (the “Engagement Letter”) and use of all commercially reasonable efforts to refinance the Bridge Loans as promptly as practicable following the Closing Date; and

- negative covenants:	consistent with the Existing Credit Agreement.

Events of Default:

The Bridge Loan Agreement shall contain the following events of default (and, as appropriate, grace periods to be agreed): failure to make payments when due; defaults under other agreements or instruments of material indebtedness; certain events under hedging agreements; noncompliance with covenants; breaches of representations and warranties; bankruptcy; judgments in excess of specified amounts; ERISA; invalidity of guarantees; “change of control” (to be defined in a mutually agreed upon manner); and failure to comply with the Commitment Letter, the Fee Letter and the Engagement Letter.

From and after the Conversion Date, the events of default in the Bridge Loan Agreement will be limited to failure to pay principal or interest, defaults under other debt agreements or result in the acceleration of other indebtedness prior to its stated maturity, inaccuracy of representations and warranties, noncompliance with covenants in the Bridge Loan Agreement; judgments in excess of certain specified amounts; invalidity of guarantees; and failure to comply with the Commitment Letter, the Fee Letter or the Engagement Letter; and certain bankruptcy and related events, in each case subject to materiality thresholds and grace periods where customary and appropriate.

Conditions Precedent to
Borrowing:

The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject to the conditions precedent referred to in the Commitment Letter and those listed on Annex C attached to the Commitment Letter, prior written notice of borrowing and the making of representations and warranties.

The foregoing conditions precedent are subject to and limited and qualified by the second paragraph of Section 2 of the Commitment Letter.

Assignments and
Participations:

Each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” to be defined in the Bridge Loan Agreement, that (except in the case of assignments made by or to Goldman Sachs) are reasonably acceptable to the Administrative Agent, such consent not to be unreasonably withheld or delayed.

Annex B-6

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment (except in the case of assignments made by or to Goldman Sachs). The Lenders will also have the right to sell participations (other than to natural persons), without restriction, subject to customary limitations on voting rights, in their respective Bridge Loans.

Requisite Lenders:

Amendments and waivers will require the approval of Lenders holding more than 50% of the Bridge Loans then outstanding (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, no amendment may (i) extend the maturity of any Bridge Loan or change the time of payment of interest on any Bridge Loan, (ii) reduce the rate of interest or the principal amount of any Bridge Loan, (iii) alter the prepayment provisions of any Bridge Loan or (iv) reduce the percentage of holders necessary to modify or change the Bridge Loans, in each case without the consent of each Lender affected thereby.

Yield Protection:

The Bridge Facilities will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Bridge Facilities will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnities; Expenses:

The Bridge Facilities will provide customary and appropriate provisions relating to indemnity, expenses and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

Annex B-7

Governing Law and
Jurisdiction:

The Bridge Loan Agreement will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and
Administrative Agent:	Shearman & Sterling LLP.

The foregoing is intended to summarize certain basic terms of the Bridge Loans.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Loans.

Annex B-8

EXHIBIT 1 TO ANNEX B

Steel Dynamics, Inc.

Summary of Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex B to the Commitment Letter, of which this Exhibit 1 is a part.  Capitalized terms used herein have the meanings assigned to them in Annex B to the Commitment Letter.

Tranche A Exchange Notes
Tranche B Exchange Notes

At any time on or after the first anniversary of the Closing Date, upon five or more business days prior notice, Tranche A Bridge Loans and Tranche B Bridge Loans, as applicable, may, at the option of a Lender, be exchanged for a principal amount of Tranche A Exchange Notes and Tranche B Exchange Note, as applicable, equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged.  At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Bridge Loans.  No Exchange Notes will be issued until the Borrower receives requests to issue at least $25.0 million in aggregate principal amount of Tranche A Exchange Notes and/or $25.0 million in aggregate principal amount of Tranche B Exchange Notes.  The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended.

Final Maturity:	In the case of Tranche A Exchange Notes, seven years after the Closing Date. In the case of Tranche B Exchange Notes, ten years after the Closing Date.

Interest Rate:

Each Tranche A Exchange Note will bear interest at a fixed rate equal to the Tranche A Total Cap then in effect (plus default interest, if any). Each Tranche B Exchange Note will bear interest at a fixed rate equal to the Tranche B Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:

Each Tranche A Exchange Note will only be callable at par plus accrued interest to the date of repayment plus the Tranche A Applicable Premium. The “Tranche A Applicable Premium” will be (i) a customary make-whole premium based on the applicable treasury rate plus 50 basis points during the first three years following the Closing Date and (ii) three-quarters of the interest rate on the Tranche A Exchange Notes in year four following the Closing Date declining ratably on each subsequent anniversary of the Closing Date to zero two years prior to the maturity of the Tranche A Exchange Notes. Thereafter, each such Tranche A Exchange Note will be callable at par plus accrued interest.

In the case of Tranche B Exchange Notes, each Tranche B Exchange Note will only be callable at par plus accrued interest to the date of

Exhibit 1 to Annex B-1

repayment plus the Tranche B Applicable Premium. The “Tranche B Applicable Premium” will be (i) a customary make-whole premium based on the applicable treasury rate plus 50 basis points during the first five years following the Closing Date and (ii) one-half of the interest rate on the Tranche B Exchange Notes in year six following the Closing Date declining ratably on each subsequent anniversary of the Closing Date to zero two years prior to the maturity of the Tranche B Exchange Notes. Thereafter, each such Tranche B Exchange Note will be callable at par plus accrued interest.

In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the coupon and accrued interest.

Defeasance Provisions of
Exchange Notes:	Customary.

Modification:	Customary.

Change of Control:	Customary at 101%.

Registration Rights:

The Borrower will file within 90 days after the first anniversary of the Closing Date and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions). After a Shelf Registration Statement has been declared effective, the Borrower will be permitted to permit its effectiveness to lapse if it is no longer needed to permit unrestricted resales of all of the Exchange Notes. If within 180 days after the first anniversary of the Closing Date (the “Effectiveness Deadline”) a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Borrower will pay liquidated damages in the form of increased interest of 25 basis points per annum on the principal amount of Exchange Notes and Bridge Loans outstanding to holders of such Exchange Notes and Bridge Loans from and including the Effectiveness Deadline to but excluding the effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Deadline, the liquidated damages will increase by 25 basis points per annum, and on each 90-day anniversary of the Effectiveness Deadline thereafter, will increase by 25 basis points per annum, to a maximum increase in interest of 100 basis points per annum. The Borrower will also pay such special interest for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued special interest will be paid on each semiannual interest payment date.

Exhibit 1 to Annex B-2

Covenants:	The indenture relating to the Exchange Notes will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities.

Events of Default:	The indenture relating to the Exchange Notes will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities.

The foregoing is intended to summarize certain basic terms of the Exchange Notes.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Exchange Notes.

Exhibit 1 to Annex B-3

ANNEX C

Steel Dynamics, Inc.

Summary of Conditions Precedent to the Bridge Facilities

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Bridge Facilities referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

A.                                    CONDITIONS PRECEDENT TO THE BRIDGE FACILITIES

1.                                      Concurrent Transactions:  The Acquired Business shall have received the proceeds of the Equity Contribution and the proceeds thereof, together with the proceeds from borrowings made on the Closing Date under the Existing Revolving Facility (if any) and pursuant to the Notes (or in lieu thereof, the Bridge Loans), will be sufficient to consummate the Acquisition, refinance certain existing indebtedness and pay all related fees, commissions and expenses.  The terms of the definitive documentation for the Acquisition (including the exhibits, schedules and all related documents, the “Acquisition Agreement”) will be reasonably satisfactory to the Arranger (it being agreed that the execution version Acquisition Agreement dated July 18, 2014 provided to the Arranger is reasonably satisfactory to the Arranger) and the Acquisition shall have been consummated pursuant to the Acquisition Agreement, in each case without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders and the Arranger, with the consent of the Arranger, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that any (a) decrease in the purchase price of the Acquisition (except to the extent such reduction is applied dollar-for-dollar to reduce the Bridge Facilities), (b) increase in the purchase price of the Acquisition (provided, that any increase in the purchase price of the Acquisition of up to 10% shall not be deemed to be materially adverse to the Lenders or the Arranger) or (c) amendment or waiver of any provision of the Acquisition Agreement of which the Arranger or the Lenders are specifically identified as third-party beneficiaries as of the date hereof, shall in each case be deemed to be a modification which is materially adverse to the Lenders and the Arranger).  The terms of the Equity Contribution and the agreements relating to the Equity Contribution will be reasonably satisfactory to the Arranger.  Concurrently with the consummation of the Acquisition, certain pre-existing indebtedness of the Acquired Business and its subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on customary terms reasonably satisfactory to the Arranger.

2.                                      Financial Statements.  The Arranger shall have received (i) at least 10 consecutive business days prior to the Closing Date, audited financial statements of the Borrower and the Acquired Business for each of the three fiscal years immediately preceding the Acquisition; (ii) as soon as internal financial statements are available to the Acquired Business, and in any event at least 10 consecutive business days prior to the Closing Date, unaudited financial statements for any interim period or periods of the Borrower and the Acquired Business ended after the date of the most recent audited financial statements and more than 45 calendar days prior to the Closing Date; (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; and (iv) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements.

Annex C-1

3.                                      Fees; Expenses.  All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due.

4.                                      Customary Closing Documents.  The Borrower shall have provided the following to the Administrative Agent: (i) customary legal opinions, corporate records and documents from public officials and officer’s certificates; (ii) customary evidence of repayment of any material third party indebtedness for borrowed money; (iii) evidence of authority; and (iv) a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Annex D, certifying that the Borrower and its subsidiaries are, on a consolidated basis, solvent.  The Arranger will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent requested by the Arranger at least 12 days prior to the Closing Date.

5.                                      Marketing Period.  Goldman Sachs shall have been afforded a period of at least 10 consecutive business days following the launch of the general syndication of the Bridge Facilities to syndicate the Bridge Facilities prior to the Closing Date; provided, that such period shall (i) either conclude prior to August 16, 2014 or commence after September 1, 2014, (ii) either conclude prior to December 19, 2014 or commence after January 4, 2015, and (iii) exclude November 26, 2014 through and including November 30, 2014.

6.                                      Prior Marketing of Notes.  The Arranger shall be satisfied that the Borrower has used all commercially reasonable efforts to cause the Notes to be issued or placed on or prior to the Closing Date, which efforts will include, without limitation, (i) the preparation of a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” and, which will be in a form that will enable the independent registered public accountants of each of the Borrower and the Acquired Business to render a customary “comfort letter” (including customary “negative assurances”), and (ii) the participation of senior management and representatives of the Borrower and senior representatives of the Financial Institution in the road show during a period of at least 10 consecutive business days following receipt of the materials described in clause (i) above prior to the Closing Date; provided, that such period shall (i) either conclude prior to August 16, 2014 or commence after September 1, 2014, (ii) either conclude prior to December 19, 2014 or commence after January 4, 2015, and (iii) exclude November 26, 2014 through and including November 30, 2014.

Annex C-2

ANNEX D

Steel Dynamics, Inc.

Form of Solvency Certificate

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•](1) (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.                                      I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.                                      As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; (iii) the Borrower has assets with a present fair saleable value not less than the amount that will be required to pay its debts and other liabilities as they become absolute and matured; and (iv) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

(1)  Describe the Bridge Loan Agreement.

Annex D-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: [Chief Financial Officer or equivalent officer]

Annex D-2